Filed pursuant to Rule 433
Dated March 17, 2021

Relating to Preliminary Pricing Supplement No. 1,076
dated March 17, 2021 to
Registration Statement No. 333-250103

Global Medium-Term Notes, Series I

CAD 1,000,000,000 Floating Rate Senior Notes Due 2025

Issuer:	Morgan Stanley
Principal Amount:	CAD1,000,000,000
Maturity Date:	March 21, 2025
Trade Date:	March 17, 2021
Original Issue Date (Settlement):	March 22, 2021 (3 New York business days after the Trade Date)
Interest Accrual Date:	March 22, 2021
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.30%
All-in Price:	99.70%
Net Proceeds to Issuer:	CAD997,000,000
Base Rate:	3-month CDOR – Bloomberg Professional Service “CDOR03” Screen
Spread (plus or minus):	Plus 0.33%
Index Maturity:	Three months
Index Currency:	Canadian dollar (“CAD”)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 21, June 21, September 21 and December 21, commencing June 21, 2021
Day Count Convention:	Actual/365
Optional Redemption:	The Issuer may, at its option, redeem the notes, (i) in whole but not in part, on March 21, 2024, or (ii) in whole at any time or in part from time to time, on or after February 21, 2025, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Initial Interest Rate:	Base Rate plus 0.33% (to be determined by the Calculation Agent at 10:15 a.m. Toronto time on the Settlement Date)
Initial Interest Reset Date:	June 21, 2021
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	CAD
Minimum Denomination:	CAD100,000 and integral multiples of CAD1,000
Business Days:	Toronto and New York
Listing:	None
Calculation Agent:	BNY Trust Company of Canada
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Issuer Ratings*:	A1 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), BMO Nesbitt Burns Inc., CIBC World Markets Inc., Scotia Capital Inc., TD Securities Inc. and such other agents as shall be named in the Pricing Supplement for the notes.
Prohibition of Sales to EEA Retail Investors:	Applicable

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Preliminary Pricing Supplement No. 1,076 dated March 17, 2021

Prospectus Supplement dated November 16, 2020

Prospectus dated November 16, 2020

No EEA PRIIPs KID – No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

No UK PRIIPs KID – No UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the United Kingdom